Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No.333-144737) of SemGroup Energy Partners, L.P. of our report dated July 2, 2009 relating to the consolidated balance sheet of SemGroup Energy Partners G.P., L.L.C., which appears as an Exhibit to SemGroup Energy Partners, L.P. Form 10-K dated July 2, 2009.

/s/ PricewaterhouseCoopers LLP

Tulsa, Oklahoma
July 2, 2009